Jersey Central Power & Light Company
                              c/o GPU Service, Inc.
                               310 Madison Avenue
                          Morristown, New Jersey 07962



                                                         December 13, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:      Jersey Central Power & Light Company
                           Declaration on Form U-1, File No. 70-9595

Ladies and Gentlemen:

                  On behalf  of Jersey  Central  Power & Light  Company,  we are
requesting  that  the  filing  in  the  above-referenced   docket  be  withdrawn
forthwith. This filing was made erroneously.




                                 Jersey Central Power & Light Company




                                 By:    /s/ T. G. Howson
                                        ------------------------------
                                        T. G. Howson
                                        Vice President and Treasurer